JUNE 2021

# HOMELAND ENERGY SOLUTIONS NEWSLETTER

**INSIDE THIS ISSUE:**

PRODUCTION COMMITMENT 2

ZACH'S THOUGHTS 2

FINANCIALS 3

JOB OPENING 4

## FROM THE BOARD PRESIDENT:

Hopefully, when this edition of the Homeland Energy Solutions Newsletter reaches each of you, the crops will be bursting from the ground, the latest rains will have soaked in and the fall 2021 crop will be in full development. Although there have been some changes to management; know that Homeland is in a great place in the industry and our mission "to produce ethanol and its co-products profitably, enhancing returns to our stakeholders and surrounding communities" is still the focus and Homeland has a great team in place to do just that. When Homeland began development at the location in Lawler, Iowa, I was ecstatic and have been so proud to be a part of the current organization and look forward to the opportunities that are in front of us as company. This is a truly revolving industry and a great opportunity for our members.

*-Leslie Hansen, Board President*

**DISCLOSURE**

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

## 2021 ANNUAL MEETING ELECTION RESULTS:

Homeland held their second virtual annual meeting on April 21, 2021 via a webinar. The meeting was held to elect three directors to the Board of Directors and conduct a vote on Say on Pay. The quorum met the requirements. Mike Peterman, Plant Manager, presented an operational update. Zach Nosbisch, Commodities/Risk Manager provided a commodity market update. Beth Eiler, CFO, provided a financial update for the plant for the calendar year. Here are the voting members' election results:

Proposal 1: Director Election

| | For | Withheld |
|---|---|---|
| Steve Core | 21,367 | 2,782 |
| Christine Marchand | 27,682 | 1,275 |
| James Erickson | 15,141 | 2,129 |
| David Lusson | 15,030 | 441 |

Proposal 2: Say on Pay

| For | Against | Abstentions |
|---|---|---|
| 29,817 | 2,677 | 2,024 |

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Page 2

## PRODUCTION COMMITMENT:

As the country begins to open up again from the pandemic, we have seen strong prices for our ethanol and co-products. There has also been a shift upward in costs associated in the production of our goods. Maximizing yields and managing operational costs is a constant focus at HES. The Homeland team remains committed to meeting customer demand through efficient and reliable practices by minimizing downtime and producing at a constant and predictable rate. In Q1, we reduced plant operations due to natural gas curtailments and our spring outage. In Q2, we have been able to enjoy consistent daily operations with limited interruptions. Operating in this manner provides high quality products our customers expect and deserve. In the month of March, we produced over 16 million gallons of ethanol and more than 5.2 million pounds of corn oil.

Summer is here and as America continues to open up and more people are traveling, we will be here to meet the fuel demand.

*-Mike Peterman, Plant Manager*

"The Homeland team remains committed to meeting customer demand through efficient and reliable practices by minimizing downtime and producing at a constant and predictable rate."

## ZACH'S THOUGHTS:

Greetings from the commodity group at Homeland Energy Solutions. Volatility has been the name of the game this year and it does not matter if you are talking natural gas prices in February or corn and ethanol prices all year. This time a year ago, we had 80 cent ethanol and sub $3.00 corn, today we have $2.45 ethanol and $7.00 corn, what a difference a year makes!!! The Covid-19 pandemic put a strain on many businesses including Homeland, but we are excited to see daily cases come down and vaccination rates continue to go up. We hope that this summer is more normal and will allow everyone to spend that quality family time doing the things we enjoy like county fairs, family vacations, etc. Please keep in mind as your summer travels begin to be fueling up with your homegrown ethanol! As always, thank you to all our corn suppliers. Have a safe and fun summer!

Reminder:

-ACH available for corn suppliers, see website for details

-Want to see your grain account online? Give us a call for details.

*-Zach Nosbisch, Commodity Risk Manager*

## 10 YEARS OF SERVICE:

Homeland would like to recognize another employee who has completed his 10 years of service. Please help us congratulate **Jordan Shimek**. Thank you for your dedication to Homeland.

JUNE 2021

Page 3

## HOMELAND ENERGY SOLUTIONS FINANCIALS — Q1 2021

The ethanol industry is a commodity driven industry, so volatility is expected. We certainly see evidence of that volatility as we compare Q1 2021 to Q4 2020 as well as to Q1 2020. As we were beginning to experience the uncertainty of a worldwide pandemic in Q1 2020, we saw a considerable decrease in the prices we were able to realize for our ethanol and co-products. In contrast, in Q1 2021, people were beginning to travel again and demand for our products increased, leading to a 42-60% increase in prices for our products.

Looking at Q1 2021 as compared to Q4 2020, we again realized a boost in the price of our products ranging from 22-40%. This equated to a 24% increase in ethanol revenue, 13% increase in DDGS revenue and a 32% increase in revenue from corn oil on a very similar quantity of product sales. On the cost side, we saw corn prices on the rise, increasing approximately 26% from Q4 2020 to Q1 2021 with overall cost of goods sold increasing approximately 11%. In February, the polar vortex created a huge demand for natural gas. The Homeland team was able to slow the plant down to conserve natural gas, making natural gas available to those who needed it to heat their homes at the same time generating some profit for Homeland. All these factors resulted in a strong Q1, reporting a net income for Homeland just shy of $6 million.

Please see a summary of the Company's financial performance below. You may find a more detailed version of the annual report available on the HES or SEC website.

*-Beth Eiler, Chief Financial Officer*

"All these factors resulted in a strong Q1, reporting a net income for Homeland just shy of $6 million."

| **BALANCE SHEET** | **3/31/2021** | **12/31/2020** |
|---|---|---|
| Current Assets | $ 49,032,780 | $ 39,328,153 |
| Property & Equipment | 125,236,873 | 128,534,219 |
| Other Assets | 7,280,576 | 7,676,848 |
| Total Assets | $ 181,550,229 | $ 175,539,220 |
| | | |
| Current Liabilities | $ 12,239,166 | $ 23,693,602 |
| Long-term Liabilities | 13,079,213 | 1,479,063 |
| Total Members' Equity | 156,231,850 | 150,366,555 |
| Total Liabilities and Equity | $ 181,550,229 | $ 175,539,220 |
| | | |
| Book Value per Membership Unit | $ 2,420 | $ 2,329 |
| | | |
| **INCOME STATEMENT 3 Months Ended** | **3/31/2021** | **12/31/2020** |
| Revenue | $ 96,376,950 | $ 79,090,057 |
| Cost of Goods Sold | 89,220,499 | 80,089,484 |
| Operating Expenses | 1,232,376 | 1,009,701 |
| Operating Income | 5,924,075 | (2,009,128) |
| Other Income (Loss) | (58,780) | 2,114,857 |
| Net Income | $ 5,865,295 | $ 105,729 |
| Net Income per Membership unit | $ 91 | $ 2 |
| Distributions per unit | 0 | 150 |

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Homeland Energy Solutions

## JOB OPENING:

Homeland is accepting applications for full-time Production Operators to join our team. A full job description is located on our website. Applications are available online at www.homelandenergysolutions.com or apply in person. Homeland offers excellent benefits and competitive wages. If you know of a qualified candidate, please refer them to Katherine Balk, VP of HR.

**If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.**



ETHANOL:
DRIVING AMERICA'S FUTURE